Exhibit 21.1

I.D. SYSTEMS, INC.
LIST OF SUBSIDIARIES

As of March 30, 2010

Name	Jurisdiction of Formation
Asset Intelligence, LLC	Delaware

I.D. Systems, GmbH	Germany

Didbox Ltd.	United Kingdom